Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO

PROVIDENT FINANCIAL HOLDINGS REPORTS
FIRST QUARTER OF FISCAL 2011 EARNINGS

Net Income Increases 42% (Sequential Quarter)

Gain on Sale of Loans Increases 108% (Sequential Quarter)

Core Deposits (Transaction Accounts) Increase by 22%

Net Interest Margin Expands 26 Basis Points

Non-Performing Assets Stabilize at Lower Level

Riverside, Calif. – October 27, 2010 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced first quarter earnings for the fiscal year ending June 30, 2011.
            For the quarter ended September 30, 2010, the Company reported net income of $4.53 million, or $0.40 per diluted share (on 11.36 million average shares outstanding), compared to a net loss of $(5.02) million, or $(0.82) per diluted share (on 6.11 million average shares outstanding), in the comparable period a year ago.  The first quarter of fiscal 2011 net income was primarily attributable to a substantial decrease in the provision for loan losses and an increase in non-interest income, partly offset by a decrease in net interest income (before provision for loan losses) and an increase in operating expenses as compared to the same period last year.

“We are very pleased with the improving fundamentals of our businesses and lower levels of non-performing assets.  However, we must remain cautious as it is too soon to suggest the end of the challenging economic environment,” said Craig G. Blunden, Chairman, President and Chief Executive Officer of the Company.  “The current mortgage banking environment is favorable and we continue to capture sizable mortgage banking loan origination volume.  In fact, the current quarter is the best in our 54-year history.”
      As of September 30, 2010 the Bank exceeded all regulatory capital requirements and was deemed “well-capitalized” with Tangible Capital, Core Capital, Total Risk-Based Capital and Tier 1 Risk-Based Capital ratios of 9.25 percent, 9.25 percent, 13.96 percent and 12.69 percent, respectively.  As of June 30, 2010 these ratios were 8.82 percent, 8.82 percent, 13.17 percent and 11.91 percent, respectively.  For each period, the Bank’s capital ratios exceeded the minimum required ratios to be deemed “well-capitalized” (5.00 percent for Core Capital, 10.00 percent for Total Risk-Based Capital and 6.00 percent for Tier 1 Risk-Based Capital).
Return on average assets for the first quarter of fiscal 2011 improved to 1.29 percent from negative (1.28) percent for the same period of fiscal 2010.  Return on average stockholders’ equity for the first quarter of fiscal 2011 improved to 13.93 percent from negative (17.68) percent for the comparable period of fiscal 2010.
On a sequential quarter basis, first quarter results reflect net income of $4.53 million, a 42 percent increase from $3.20 million in the fourth quarter of fiscal 2010.  The increase was primarily attributable to a $4.92 million increase in the gain on sale of loans, partly offset by an $877,000 increase in the provision for loan losses and an $846,000 increase in compensation expense.  Diluted earnings per share for the first quarter of fiscal 2011 increased to $0.40 per share from $0.28 per share in the fourth quarter of fiscal 2010.  Return on average assets increased to 1.29 percent for the first quarter of fiscal 2011 from 0.92 percent in the fourth quarter of fiscal 2010; and return on average equity for the first quarter of fiscal 2011 was 13.93 percent, compared to 10.16 percent for the fourth quarter of fiscal 2010.
Net interest income before provision for loan losses decreased $294,000, or three percent, to $9.81 million in the first quarter of fiscal 2011 from $10.11 million for the same period in fiscal 2010.  Non-interest income increased $3.33 million, or 48 percent, to $10.34 million in the first quarter of fiscal 2011 from $7.01 million in the comparable period of fiscal 2010.  Operating expense increased $2.66 million, or 31 percent, to $11.21 million in the first quarter of fiscal 2011 from $8.55 million in the comparable period in fiscal 2010.  The increase in both non-interest income and operating expenses relate to the increase in mortgage banking loan production.
The average balance of loans outstanding decreased by $119.4 million, or nine percent, to $1.17 billion in the first quarter of fiscal 2011 from $1.28 billion in the same quarter of fiscal 2010.  The managed decline in the loan balance was consistent with the Company’s short-term strategy of curtailing loan portfolio growth to further its goals of maintaining prudent capital ratios, reducing its credit risk profile in response to unfavorable economic conditions and providing sufficient balance sheet capacity for its mortgage banking operations.  The average yield on loans receivable decreased by 31 basis points to 5.34 percent in the first quarter of fiscal 2011 from an average yield of 5.65 percent in the same quarter of fiscal 2010.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment and adjustable rate loans re-pricing to lower interest rates.  Total loans originated for investment in the first quarter of fiscal 2011 were $579,000, consisting of multi-family and commercial real estate loans.  In the first quarter of fiscal 2010 total loans originated for investment were $105,000, which consisted of single-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) decreased by $43.5 million, or nine percent, to $447.8 million at September 30, 2010 from $491.3 million at September 30, 2009.  Outstanding construction loans, net of undisbursed loan funds, declined $3.9 million, or 91 percent, to $400,000 at September 30, 2010 from $4.3 million at September 30, 2009.  The percentage of preferred loans to total loans held for investment at September 30, 2010 increased to 44 percent from 42 percent at September 30, 2009.  Loan principal payments received in the first quarter of fiscal 2011 were $28.1 million, compared to $33.3 million in the same quarter of fiscal 2010. In addition, real estate acquired in the settlement of loans (real estate owned) in the first quarter of fiscal 2011 totaled $15.0 million, compared to $11.8 million in the same quarter of fiscal 2010.
The average balance of investment securities decreased by $69.1 million, or 67 percent, to $33.9 million in the first quarter of fiscal 2011 from $103.0 million in the same quarter of fiscal 2010.  The decrease was attributable primarily to the sale of investment securities in fiscal 2010 and principal paydowns of mortgage-backed securities.  The average yield decreased 141 basis points to 2.84 percent in the first quarter of fiscal 2011 from 4.25 percent in the same quarter of fiscal 2010.  The decline in average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities, principal paydowns of higher yielding mortgage-backed securities and the sale of higher yielding mortgage-backed securities.
In July 2010, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a partial redemption of excess capital stock held by member banks.  As a result, a total of $1.2 million of excess capital stock was redeemed in August 2010.  Also in July 2010, the FHLB – San Francisco declared a cash dividend for the quarter ended June 30, 2010; the $36,000 cash dividend was received by the Bank in the first quarter of fiscal 2011.
The average balance of excess liquidity, primarily cash with the Federal Reserve Bank of San Francisco, increased to $100.8 million in the first quarter of fiscal 2011 from $84.2 million in the same quarter of fiscal 2010.  The Bank maintained higher levels of cash and cash equivalents in the first quarter of fiscal 2011 in response to the uncertain operating environment.  The average yield earned on interest-earning deposits was 0.25% in the first quarter of fiscal 2011, much lower than the yield that could have been earned if the excess liquidity were deployed in loans or investment securities.
Average deposits decreased to $937.8 million in the first quarter of fiscal 2011 from $977.5 million in the same quarter of fiscal 2010.  The average cost of deposits decreased by 73 basis points to 1.20 percent in the first quarter of fiscal 2011 from 1.93 percent in the same quarter last year, primarily due to higher costing time deposits repricing to lower interest rates and a reduction in rates paid on core deposits.  Transaction account balances (core deposits) increased by $82.4 million, or 22 percent, to $458.8 million at September 30, 2010 from $376.4 million at September 30, 2009, primarily attributable to an increase in interest-bearing checking and savings account balances.  Time deposits decreased by $82.1 million, or 15 percent, to $473.4 million at September 30, 2010 compared to $555.5 million at September 30, 2009.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $145.1 million, or 32 percent, to $309.2 million in the first quarter of fiscal 2011 while the average cost of advances increased 25 basis points to 4.19 percent in the first quarter of fiscal 2011, compared to an average balance of $454.3 million and an average cost of 3.94 percent in the same quarter of fiscal 2010.  The decrease in borrowings was attributable to prepayments and scheduled maturities, one of the results of the Bank’s efforts to deleverage its balance sheet during fiscal 2010.  In the first quarter of fiscal 2011, $15.0 million of advances were prepaid requiring an $87,000 prepayment fee.
The net interest margin during the first quarter of fiscal 2011 improved 26 basis points to 2.95 percent from 2.69 percent during the same quarter last year.  The increase in the net interest margin was primarily attributable to the decrease in deposit costs, particularly time deposit costs, partly offset by a lower average yield on loans and investment securities, a higher level of excess liquidity invested at a nominal yield and a higher average cost of borrowings.
During the first quarter of fiscal 2011, the Company recorded a provision for loan losses of $877,000, compared to the $17.21 million provision for loan losses recorded during the same period of fiscal 2010 and no provision recorded in the fourth quarter of fiscal 2010 (sequential quarter).  Improving asset quality trends during the first quarter of fiscal 2011 resulted in a lower balance of non-performing loans and 30 to 89 day delinquent loans.

Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $72.7 million, or 5.23 percent of total assets, at September 30, 2010, compared to $98.2 million, or 6.64 percent of total assets, at September 30, 2009 and $73.5 million, or 5.25 percent of total assets, at June 30, 2010 (sequential quarter).  Non-performing loans at September 30, 2010 were primarily comprised of 155 single-family loans ($47.9 million); six multi-family loans ($6.1 million); five commercial real estate loans ($1.4 million); one construction loan ($250,000); and two commercial business loans ($180,000).  Real estate owned was comprised of 56 single-family properties ($15.1 million), one multi-family property ($986,000), one commercial real estate property ($377,000), one developed lot ($399,000) and 25 undeveloped lots acquired in the settlement of loans ($78,000).  Net charge-offs for the quarter ended September 30, 2010 were $5.29 million or 1.82 percent (annualized) of average loans receivable, compared to $4.64 million or 1.44 percent (annualized) of average loans receivable for the quarter ended September 30, 2009 and $7.35 million or 2.49 percent (annualized) of average loans receivable for the quarter ended June 30, 2010 (sequential quarter).
Classified assets at September 30, 2010 were $94.1 million, comprised of $18.9 million in the special mention category, $58.3 million in the substandard category and $16.9 million in real estate owned.  Classified assets at September 30, 2009 were $121.7 million, comprised of $22.1 million in the special mention category, $86.9 million in the substandard category and $12.7 million in real estate owned.
For the quarter ended September 30, 2010, 21 loans for $9.4 million were re-underwritten and modified from their original terms, and were identified as restructured loans.  As of September 30, 2010, the outstanding balance of restructured loans was $47.3 million:  42 loans are classified as pass, are not included in the classified asset totals described earlier and remain on accrual status ($18.2 million); five loans are classified as special mention and remain on accrual status ($3.6 million); 64 loans are classified as substandard ($25.5 million, with 63 of the 64 loans or $25.0 million on non-accrual status); and two loans are classified as loss, fully reserved and on non-accrual status.  As of September 30, 2010, 81 percent, or $38.5 million of the restructured loans are current with respect to their payment status.
The allowance for loan losses was $39.1 million at September 30, 2010, or 3.88 percent of gross loans held for investment, compared to $58.0 million, or 4.97 percent of gross loans held for investment at September 30, 2009.  The allowance for loan losses at September 30, 2010 includes $14.9 million of specific loan loss reserves and $24.2 million of general loan loss reserves, compared to $28.9 million of specific loan loss reserves and $29.1 million of general loan loss reserves at September 30, 2009.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment.
Non-interest income increased to $10.34 million in the first quarter of fiscal 2011 compared to $7.01 million in the same period of fiscal 2010, primarily the result of a $6.31 million increase in the gain on sale of loans, partly offset by a $1.95 million gain on sale of investment securities which was realized in the first quarter of fiscal 2010 and not replicated in the same quarter of fiscal 2011.
The gain on sale of loans increased to $9.45 million for the quarter ended September 30, 2010 from $3.14 million in the comparable quarter last year, reflecting a higher average loan sale margin and a higher loan sale volume.  The average loan sale margin for mortgage banking was 142 basis points for the quarter ended September 30, 2010, compared to 59 basis points in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and put option contracts) that amounted to a gain of $3.36 million, in the first quarter of fiscal 2011 as compared to an unfavorable fair-value adjustment, a loss of $(891,000), in the same period last year.  The gain on sale of loans for the first quarter of fiscal 2011 was partially reduced by a $536,000 recourse provision on loans sold that are subject to repurchase, compared to a $1.19 million recourse provision in the comparable quarter last year.  As of September 30, 2010, the recourse reserve for loans sold that are subject to repurchase was $6.5 million, compared to $4.5 million at September 30, 2009 and $6.3 million at June 30, 2010 (sequential quarter).  The mortgage banking environment has shown improvement as a result of relatively low mortgage interest rates but remains volatile.
The volume of loans originated for sale was $649.5 million in the first quarter of fiscal 2011, an increase of 32 percent from $491.6 million for the same period last year.  The loan origination volumes were the result of favorable liquidity in the secondary mortgage markets particularly in FHA/VA, Fannie Mae and Freddie Mac loan products and relatively low mortgage interest rates.  Total loans sold for the quarter ended September 30, 2010 were $590.8 million, an increase of 16 percent from $508.8 million for the same quarter last year.  Total loan originations (including loans originated for investment and loans originated for sale) were $650.1 million in the first quarter of fiscal 2011, an increase of 32 percent from $491.7 million in the same quarter of fiscal 2010.
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $(368,000) in the first quarter of fiscal 2011, as compared to a net gain of $438,000 in the comparable period last year.  Twenty-seven real estate owned properties were sold in the quarter ended September 30, 2010 compared to 48 real estate owned properties sold in the same quarter last year.  During the first quarter of fiscal 2011, 34 real estate owned properties were acquired in the settlement of loans, compared to 32 real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of September 30, 2010, the real estate owned balance was $16.9 million (84 properties), compared to $14.7 million (77 properties) at June 30, 2010 and $12.7 million (64 properties) at September 30, 2009.
Operating expense increased to $11.21 million in the first quarter of fiscal 2011 from $8.55 million in the same quarter last year, primarily as a result of an increase in compensation expense related to higher mortgage banking loan production.
The Company’s efficiency ratio increased to 56 percent in the first quarter of fiscal 2011 from 50 percent in the first quarter of fiscal 2010.  The increase was the result of a decrease in net interest income (before provision for loan losses) and an increase in non-interest expense, partly offset by an increase in non-interest income.
The Company’s tax provision was $3.53 million for the first quarter of fiscal 2011 in comparison to a tax benefit of $(3.63) million in the same quarter last year.  The effective income tax rate for the quarter ended September 30, 2010 was 43.8 percent as compared to 42.0 percent in the same quarter last year.  The increase in the effective income tax rate was primarily the result of a higher percentage of permanent tax differences relative to income or loss before taxes.  The Company believes that the tax provision recorded in the first quarter of fiscal 2011 reflects its current income tax obligations.
The Bank currently operates 14 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates wholesale loan production offices in Pleasanton and Rancho Cucamonga, California and retail loan production offices in City of Industry, Escondido, Glendora, Rancho Cucamonga and Riverside (3), California.
The Company will host a conference call for institutional investors and bank analysts on Thursday, October 28, 2010 at 9:00 a.m. (Pacific Time) to discuss its financial results.  The conference call can be accessed by dialing (800) 288-8967 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Thursday, November 4, 2010 by dialing (800) 475-6701 and referencing access code number 175813.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release and the conference call noted above contain statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make.  Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; the accuracy of the results of our stress test; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach;  our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; adverse changes in the securities markets;  inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited – Dollars In Thousands)
	September 30, 2010	June 30, 2010

Assets
Cash and cash equivalents	$ 67,430	$ 96,201
Investment securities – available for sale at fair value	33,016	35,003
Loans held for investment, net of allowance for loan losses of
$39,086 and $43,501, respectively	968,323	1,006,260
Loans held for sale, at fair value	229,103	170,255
Accrued interest receivable	4,416	4,643
Real estate owned, net	16,937	14,667
FHLB – San Francisco stock	30,571	31,795
Premises and equipment, net	5,768	5,841
Prepaid expenses and other assets	33,603	34,736

Total assets	$ 1,389,167	$ 1,399,401

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$ 50,670	$ 52,230
Interest-bearing deposits	881,578	880,703
Total deposits	932,248	932,933

Borrowings	294,635	309,647
Accounts payable, accrued interest and other liabilities	29,815	29,077
Total liabilities	1,256,698	1,271,657

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-
     Common stock, $.01 par value (40,000,000 and 40,000,000 shares authorized, respectively; 17,610,865 and 17,610,865 shares issued, respectively; 11,407,454 and 11,406,654 shares
          outstanding, respectively)

	176	176
Additional paid-in capital	85,918	85,663
Retained earnings	139,798	135,383
Treasury stock at cost (6,203,411 and 6,204,211 shares, respectively)
	(93,942)	(93,942)
Unearned stock compensation	(135)	(203)
Accumulated other comprehensive income, net of tax	654	667

Total stockholders’ equity	132,469	127,744

Total liabilities and stockholders’ equity	$ 1,389,167	$ 1,399,401

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited – In Thousands, Except Earnings (Loss) Per Share)
	Quarter Ended
	September 30,	September 30,
	2010	2009
Interest income:
Loans receivable, net	$ 15,561	$ 18,148
Investment securities	241	1,095
FHLB – San Francisco stock	36	69
Interest-earning deposits	65	54
Total interest income	15,903	19,366

Interest expense:
Checking and money market deposits	305	326
Savings deposits	340	521
Time deposits	2,184	3,904
Borrowings	3,262	4,509
Total interest expense	6,091	9,260

Net interest income, before provision for loan losses	9,812	10,106
Provision for loan losses	877	17,206
Net interest income (expense), after provision for loan losses	8,935	(7,100)

Non-interest income:
Loan servicing and other fees	124	235
Gain on sale of loans, net	9,447	3,143
Deposit account fees	629	763
Gain on sale of investment securities	-	1,949
(Loss) gain on sale and operations of real estate owned acquired in the settlement of loans, net	(368)	438
Other	503	478
Total non-interest income	10,335	7,006

Non-interest expense:
Salaries and employee benefits	7,377	4,930
Premises and occupancy	820	788
Equipment	325	357
Professional expenses	383	387
Sales and marketing expenses	134	112
Deposit insurance premiums and regulatory assessments	681	716
Other	1,490	1,261
Total non-interest expense	11,210	8,551

Income (loss) before taxes	8,060	(8,645)
Provision (benefit) for income taxes	3,531	(3,629)
Net income (loss)	$ 4,529	$ (5,016)

Basic earnings (loss) per share	$ 0.40	$ (0.82)
Diluted earnings (loss) per share	$ 0.40	$ (0.82)
Cash dividends per share	$ 0.01	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Earnings Per Share)
	Quarter Ended
	September 30,	June 30,
	2010	2010
Interest income:
Loans receivable, net	$ 15,561	$ 16,290
Investment securities	241	275
FHLB – San Francisco stock	36	21
Interest-earning deposits	65	51
Total interest income	15,903	16,637

Interest expense:
Checking and money market deposits	305	330
Savings deposits	340	399
Time deposits	2,184	2,375
Borrowings	3,262	3,231
Total interest expense	6,091	6,335

Net interest income, before provision for loan losses	9,812	10,302
Provision for loan losses	877	-
Net interest income, after provision for loan losses	8,935	10,302

Non-interest income:
Loan servicing and other fees	124	160
Gain on sale of loans, net	9,447	4,534
Deposit account fees	629	688
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(368)	(231)
Other	503	537
Total non-interest income	10,335	5,688

Non-interest expense:
Salaries and employee benefits	7,377	6,531
Premises and occupancy	820	766
Equipment	325	589
Professional expenses	383	340
Sales and marketing expenses	134	189
Deposit insurance premiums and regulatory assessments	681	679
Other	1,490	1,375
Total non-interest expense	11,210	10,469

Income before taxes	8,060	5,521
Provision for income taxes	3,531	2,319
Net income	$ 4,529	$ 3,202

Basic earnings per share	$ 0.40	$ 0.28
Diluted earnings per share	$ 0.40	$ 0.28
Cash dividends per share	$ 0.01	$ 0.01

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited)

(Dollars in Thousands, Except Share Information)	Quarter Ended September 30,
	2010	2009
SELECTED FINANCIAL RATIOS:
Return (loss) on average assets	1.29%	(1.28)%
Return (loss) on average stockholders’ equity	13.93%	(17.68)%
Stockholders’ equity to total assets	9.54%	7.36%
Net interest spread	2.83%	2.58%
Net interest margin	2.95%	2.69%
Efficiency ratio	55.64%	49.97%
Average interest-earning assets to average
interest-bearing liabilities	106.87%	105.14%

SELECTED FINANCIAL DATA:
Basic earnings (loss) per share	$ 0.40	$ (0.82)
Diluted earnings (loss) per share	$ 0.40	$ (0.82)
Book value per share	$ 11.61	$ 17.51
Shares used for basic EPS computation	11,361,752	6,113,903
Shares used for diluted EPS computation	11,361,752	6,113,903
Total shares issued and outstanding	11,407,454	6,220,454

LOANS ORIGINATED FOR SALE:
Retail originations	$ 233,739	$ 89,675
Wholesale originations	415,732	401,900
Total loans originated for sale	$ 649,471	$ 491,575

LOANS SOLD:
Servicing released	$ 590,589	$ 508,789
Servicing retained	185	-
Total loans sold	$ 590,774	$ 508,789

	As of	As of	As of	As of
	09/30/10	06/30/10	03/31/10	12/31/09
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$ 6,498	$ 6,335	$ 6,073	$ 5,103
Allowance for loan losses	$ 39,086	$ 43,501	$ 50,849	$ 55,364
Non-performing loans to loans held for investment, net	5.76%	5.84%	7.15%	8.40%
Non-performing assets to total assets	5.23%	5.25%	6.50%	7.12%
Allowance for loan losses to non-performing loans	70.07%	74.00%	68.86%	61.63%
Allowance for loan losses to gross loans held for
investment	3.88%	4.14%	4.69%	4.92%
Net charge-offs to average loans receivable (annualized)	1.82%	2.49%	2.35%	1.63%
Non-performing loans	$ 55,785	$ 58,783	$ 73,839	$ 89,833
Loans 30 to 89 days delinquent	$ 4,323	$ 5,849	$ 6,937	$ 6,686

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/10	06/30/10	03/31/10	12/31/09
Recourse provision for loans sold	$ 536	$ 2,051	$ 1,178	$ 1,865
Provision for loan losses	$ 877	$ -	$ 2,322	$ 2,315

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of	As of	As of	As of
	09/30/10	06/30/10	03/31/10	12/31/09

REGULATORY CAPITAL RATIOS:
Tangible equity ratio	9.25%	8.82%	8.53%	8.41%
Core capital ratio	9.25%	8.82%	8.53%	8.41%
Total risk-based capital ratio	13.96%	13.17%	15.53%	15.06%
Tier 1 risk-based capital ratio	12.69%	11.91%	14.25%	13.79%

(Dollars in Thousands)	As of September 30,
	2010		2009
INVESTMENT SECURITIES:	Balance	Rate	Balance	Rate
Available for sale (at fair value):
U.S. government sponsored enterprise debt securities	$ 3,290	4.00%	$ 5,369	4.00%
U.S. government agency MBS	16,609	3.09	32,998	4.18
U.S. government sponsored enterprise MBS	11,643	2.64	14,621	3.92
Private issue collateralized mortgage obligations	1,474	2.65	1,514	3.04
Total investment securities available for sale	$ 33,016	3.00%	$ 54,502	4.06%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$ 554,045	4.74%	$ 668,459	5.60%
Multi-family (5 or more units)	332,443	6.18	358,879	6.27
Commercial real estate	109,282	6.85	119,719	6.88
Construction	400	5.25	4,339	7.51
Other mortgage	1,532	6.16	1,532	6.16
Commercial business	5,703	7.26	8,338	7.07
Consumer	845	7.65	1,329	6.94
Total loans held for investment	1,004,250	5.46%	1,162,595	5.96%

Undisbursed loan funds	-		(75)
Deferred loan costs, net	3,159		4,029
Allowance for loan losses	(39,086)		(58,013)
Total loans held for investment, net	$ 968,323		$ 1,108,536

Purchased loans serviced by others included above	$ 21,438	4.76%	$ 23,985	4.95%

DEPOSITS:
Checking accounts – non interest-bearing	$ 50,670	-%	$ 43,476	-%
Checking accounts – interest-bearing	176,515	0.53	133,677	0.74
Savings accounts	204,856	0.60	172,566	1.16
Money market accounts	26,793	0.88	26,697	1.28
Time deposits	473,414	1.80	555,505	2.55
Total deposits	$ 932,248	1.17%	$ 931,921	1.88%

Brokered deposits included above	$ 19,612	2.78%	$ 19,612	2.78%

Note:  The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited)
	As of September 30,
(Dollars in Thousands)	2010		2009
	Balance	Rate	Balance	Rate
BORROWINGS:
Overnight	$ -	-%	$ -	-%
Six months or less	93,000	4.56	42,000	3.35
Over six months to one year	45,000	4.63	35,000	3.77
Over one year to two years	70,000	3.76	163,000	4.34
Over two years to three years	70,000	3.89	70,000	3.76
Over three years to four years	15,000	2.79	70,000	3.89
Over four years to five years	-	-	20,000	2.68
Over five years	1,635	6.37	16,681	3.26
Total borrowings	$ 294,635	4.14%	$ 416,681	3.89%

	Quarter Ended
	September 30,
	2010	2009
SELECTED AVERAGE BALANCE SHEETS:	Balance	Balance

Loans receivable, net (1)	$ 1,165,264	$ 1,284,747
Investment securities	33,905	103,022
FHLB – San Francisco stock	31,143	33,023
Interest-earning deposits	102,307	84,610
Total interest-earning assets	$ 1,332,619	$ 1,505,402
Total assets	$ 1,400,177	$ 1,565,941

Deposits	$ 937,774	$ 977,474
Borrowings	309,150	454,348
Total interest-bearing liabilities	$ 1,246,924	$ 1,431,822
Total stockholders’ equity	$ 130,004	$ 113,504

	Quarter Ended
	September 30,
	2010	2009
	Yield/Cost	Yield/Cost

Loans receivable, net (1)	5.34%	5.65%
Investment securities	2.84%	4.25%
FHLB – San Francisco stock	0.46%	0.84%
Interest-earning deposits	0.25%	0.26%
Total interest-earning assets	4.77%	5.15%

Deposits	1.20%	1.93%
Borrowings	4.19%	3.94%
Total interest-bearing liabilities	1.94%	2.57%

(1) Includes loans held for investment, loans held for sale at fair value and loans held for sale at lower cost or market, net of allowance for loan losses.

Note:  Note: The interest rate or yield/cost described in the rate or yield/cost column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of
	09/30/10	06/30/10	03/31/10	12/31/09
Loans on non-accrual status:
Mortgage loans:
Single-family	$ 26,640	$ 30,129	$ 37,670	$ 43,262
Multi-family	3,440	3,945	4,016	5,909
Commercial real estate	377	725	1,571	2,500
Construction	250	350	373	374
Commercial business loans	37	-	-	-
Consumer loans	-	1	-	-
Total	30,744	35,150	43,630	52,045

Accruing loans past due 90 days or more:	-	-	-	-
Total	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	21,267	19,522	25,982	33,626
Multi-family	2,631	2,541	2,540	1,992
Commercial real estate	1,000	1,003	1,224	1,044
Construction	-	-	319	918
Commercial business loans	143	567	144	208
Total	25,041	23,633	30,209	37,788

Total non-performing loans	55,785	58,783	73,839	89,833

Real estate owned, net	16,937	14,667	17,555	10,871
Total non-performing assets	$ 72,722	$ 73,450	$ 91,394	$ 100,704

Restructured loans on accrual status:
Mortgage loans:
Single-family	$ 19,044	$ 33,212	$ 27,594	$ 22,315
Commercial real estate	1,832	1,832	537	-
Other	1,292	1,292	1,292	1,292
Commercial business loans	96	-	750	750
Total	$ 22,264	$ 36,336	$ 30,173	$ 24,357